Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

PURSUANT TO SECTION 10 OF PART III, DIVISION 2, OF THE

ASSOCIATIONS LAW OF THE REPUBLIC OF THE MARSHALL ISLANDS

(LIMITED PARTNERSHIP ACT)

Pursuant to the provisions of the Marshall Islands Limited Partnership Act, the undersigned desires to form a limited partnership and certifies the following:

1.                                      The name of the limited partnership is: Exmar Energy Partners LP (the “Limited Partnership”).

2.                                      The registered address of the Limited Partnership in the Marshall Islands is: Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960.  The name of the Limited Partnership’s registered agent in the Marshall Islands upon whom process may be served at such address is: The Trust Company of the Marshall Islands, Inc.

3.                                      The name and the business, residence or mailing address of the sole general partner is:

Name:                                                         Exmar General Partner Limited

Address:                                               Room 3206

32nd Floor

Lippo Centre, Tower Two

No. 89 Queensway

Hong Kong

4.                                      The name and title of the person authorized to sign this Certificate of Limited Partnership for the general partner is:

Steven J. Hollander

Attorney-in-fact

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership on this 17th day of September, 2014, and the undersigned hereby affirms and acknowledges, under penalty of perjury, that this Certificate of Limited Partnership is the act and deed of Exmar General Partner Limited and that the facts stated herein are true.

EXMAR GENERAL PARTNER LIMITED

By:	/s/ Steven J. Hollander
Steven J. Hollander
Attorney-in-fact